EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Vyteris, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement on Form S-3 of our reports dated April 11, 2008 and March 30, 2007 (which reports contain an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of Vyteris, Inc. for the year ended December 31, 2007 and 2006, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Amper, Politziner& Mattia, P.C.

Edison, New Jersey
May 30, 2008